CONTACT:	Richard Pyle, CFO
Town Sports International
212.246.6700

Town Sports International Holdings Launches Debt Offering

(New York, NY) January 23, 2004 – Town Sports International Holdings, Inc. (the “Company”) today announced plans to offer senior discount notes in a private placement. Net proceeds from the offering will be used to redeem preferred stock and to pay a shareholder dividend.

The senior discount notes will rank senior to the Company’s future subordinated debt and pari passu to the Company’s future senior debt. The senior discount notes will be effectively subordinated to the Company’s future secured debt and will be structurally subordinated to all of the indebtedness of Town Sports International, Inc. and its subsidiaries.

The offering will be a private placement under Rule 144A of the Securities Act of 1933 and will be made only to qualified institutional buyers and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933. The senior discount notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any offer, solicitation or sale of any senior subordinated notes in any jurisdiction in which such offering sold would be unlawful.

Forward-Looking Statements
Certain statements in this release are forward-looking statements, including without limitation, statements regarding the planned debt offering, its structure and its timing. These statements are subject to various risks and uncertainties, many of which are outside our control, including the availability of new financing in the market on acceptable terms, the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of Federal and State tax laws and regulations, and other specific factors discussed in other releases and SEC filings by Town Sports International, Inc. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and disclaim any legal obligation to the contrary.

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